UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

FEIHE INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing:

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June 4, 2013

Dear Shareholder:

YOUR VOTE IS IMPORTANT!

According to our latest records, we have not yet received your proxy in connection with the important special meeting of shareholders of Feihe International, Inc. to be held at 10:30 a.m. (Beijing time) on June 26, 2013 to consider the proposed merger agreement described in the proxy materials. After careful consideration and acting on the unanimous recommendation of a special committee comprised entirely of independent directors, your board of directors recommends that you vote FOR the proposed merger agreement.

Since approval of the merger agreement requires the affirmative vote of both (a) shareholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date, and (b) shareholders (other than members of the buyer group) holding at least a majority of the outstanding shares (other than the Rollover Shares), your vote is very important. Additionally, any failure to vote will have the same effect as a vote against the merger agreement.

If you have not already done so, please vote TODAY by following the simple instructions on the enclosed proxy card. Please note that we encourage all shareholders, especially those who reside outside the US, to submit their proxies by telephone or by Internet, to ensure that their shares are represented at the special meeting.

Thank you for your support.

Very truly yours,

You-Bin Leng

Chairman and Chief Executive Officer

PLEASE MAKE SURE YOUR SHARES ARE REPRESENTED!!

 Remember, you can vote by telephone or by Internet—simply follow the easy instructions on the enclosed proxy card.

 If you have any questions, or need assistance in voting
your shares, please call the firm assisting us in the solicitation of proxies,
INNISFREE M&A INCORPORATED:
1-888-750-5834 (toll-free from the US and Canada)
+1-412-232-3651 (from other countries)
or
Feihe International, Inc.:
Renee Ren +86 10 8457 4688-8810 (China)
Judy Tu +86 10 6431 3251 (China)